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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Hewlett-Packard Company for the registration of debt securities, common stock, preferred stock, depositary shares and warrants and to the incorporation by reference therein of our reports dated December 14, 2011, with respect to the consolidated financial statements and schedule of Hewlett-Packard Company, and the effectiveness of internal control over financial reporting of Hewlett-Packard Company, included in its Annual Report (Form 10-K) for the year ended October 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

May 23, 2012
San Jose, California

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm